ADD-ON BENEFIT JOINT FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT WITH BONUS AND ANNUAL STEP-UP Thank you for choosing Jackson National Life Insurance Company®, also referred to as "the Company" or "Jackson®." This guaranteed minimum withdrawal benefit (GMWB) is made a part of the Contract to which it is attached. Certain provisions of Your Contract are revised as described below as of the Effective Date of this add-on benefit. To the extent any provisions contained in this add-on benefit are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this add-on benefit will control. The provisions of Your Contract remain in effect except where modified by this add-on benefit. PLEASE NOTE: THIS ADD-ON BENEFIT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED EXCEPT AS OUTLINED IN THE DEATH BENEFIT PROVISIONS. OWNER(S) MAY CHANGE OWNERSHIP OF THE CONTRACT, HOWEVER THE COVERED LIVES (AS DEFINED BY THIS ADD-ON BENEFIT) CANNOT CHANGE. THE COMPANY ASSUMES NO RESPONSIBILITY FOR THE VALIDITY OR TAX CONSEQUENCES OF ANY OWNERSHIP CHANGE. IF YOU MAKE AN OWNERSHIP CHANGE, YOU MAY HAVE TO PAY TAXES. THE COMPANY ENCOURAGES YOU TO SEEK LEGAL AND/OR TAX ADVICE. AS STATED IN YOUR CONTRACT: THE COMPANY RESERVES THE RIGHT TO LIMIT, RESTRICT, SUSPEND OR REJECT ANY OR ALL SUBSEQUENT PREMIUM PAYMENTS. PLEASE NOTE: PARTIAL WITHDRAWALS IN EXCESS OF THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA) OR THE REQUIRED MINIMUM DISTRIBUTION (RMD) DURING THE CONTRACT YEAR COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL. THIS ADD-ON BENEFIT PROVIDES NO CASH OR NONFORFEITURE VALUES. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract: The following definitions are applicable to this add-on benefit only. All terms defined in the Contract that are used in this add-on benefit have the same definition as in the Contract. ICC19 7767

"BONUS. An amount credited to the GWB in years during the Bonus Period in which no withdrawals are taken. BONUS BASE. The value that the Bonus percentage is multiplied by to determine the amount of the Bonus applied to the GWB. BONUS PERIOD. The time period over which You are eligible for a Bonus, as shown on the Supplemental Contract Data Pages. CONTINGENT ANNUITANT. The natural person that is designated as one of the Covered Lives on a Qualified Custodial Account Contract only. Any reference to the Annuitant does not include any Contingent Annuitant. CONTRACT QUARTER. The three-month period beginning on the Issue Date or any Contract Quarterly Anniversary. COVERED LIFE. The individuals covered under the For Life Guarantee. On Qualified Plan contracts, the Owner and the primary spousal Beneficiary named as of the Effective Date of this add-on benefit will each be considered a Covered Life. On Qualified Custodial Account Contracts, the Annuitant and the Contingent Annuitant named as of the Effective Date of this add-on benefit will each be considered a Covered Life. On Non-Qualified Plan contracts, the spousal Joint Owners will each be considered a Covered Life. The Covered Lives may not be subsequently changed. DESIGNATED LIFE. The life on which certain GMWB values are based. The Designated Life is shown on the Supplemental Contract Data Pages. The Designated Life is the youngest Covered Life. EFFECTIVE DATE. The date shown on the Supplemental Contract Data Pages. FOR LIFE GUARANTEE. A guarantee that allows You to take partial withdrawals for the lifetime of the last surviving Covered Life. GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount You can withdraw each Contract Year, subject to the RMD exception stated in this add-on benefit, without reducing the guaranteed amount You can withdraw in future Contract Years. GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (GAWA%). The percentage used to determine the GAWA. GUARANTEED WITHDRAWAL BALANCE (GWB). The value upon which the GMWB Charge and other GMWB values are based. GWB ADJUSTMENT. The minimum GWB guaranteed on the GWB Adjustment Date if no withdrawals are taken prior to that date. GWB ADJUSTMENT DATE. The date the GWB Adjustment is applied to the GWB shown on the Supplemental Contract Data Pages. ICC19 7767 2

QUALIFIED CUSTODIAL ACCOUNT CONTRACT. A Qualified Plan contract (including Roth IRAs) with a custodial Owner and Beneficiary. REQUIRED MINIMUM DISTRIBUTION (RMD). For certain Qualified Plan contracts, the RMD is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only. For purposes of this add-on benefit, this definition excludes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract." 2) The following language is added to the MISSTATEMENT OF AGE AND/OR SEX provision of the GENERAL PROVISIONS of the Contract: "If the age of any Covered Life is incorrectly stated on the Effective Date of the GMWB, but falls within the allowable age range then, on the date the misstatement is discovered, the GWB and GAWA will be recalculated based on the GAWA% applicable at the correct age. If the age of any Covered Life is incorrectly stated on the Effective Date of the GMWB and falls outside the allowable age range then, on the date the misstatement is discovered, the GMWB will be null and void and all GMWB Charges will be refunded." 3) The following language is added to the REPORTS provision of the GENERAL PROVISIONS of the Contract: "For the current reporting period, if the GMWB is in effect, the Contract's annual report will also include: any Bonus amount credited to the GWB, the beginning and ending GWB, the applicable GAWA% and the GAWA available for withdrawal in the following Contract Year, and the Contract Value after the application of the GMWB Charge." 4) The following language is added to the WITHDRAWAL PROVISIONS of the Contract: "FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows You to receive annual payments of the GAWA prior to the Income Date: 1) if the For Life Guarantee is in effect, for the lifetime of the last surviving Covered Life, or 2) if the For Life Guarantee is not in effect, until the earlier of Your death or the death of any Joint Owner, the death of the Annuitant on Qualified Custodial Account Contracts, or until the GWB is depleted, regardless of the performance of the Investment Divisions or level of the Contract Value. The GAWA will not reduce if total partial withdrawals taken within each Contract Year do not exceed the greater of the GAWA or the RMD. If You do not take a withdrawal of the greater of the GAWA or the RMD in one Contract Year, You may not withdraw more than the greater of the GAWA or the RMD as a guaranteed withdrawal in subsequent Contract Years. The withdrawals made under this add-on benefit are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract. For purposes of this add-on benefit, partial withdrawals are considered to be the entire amount withdrawn from the Contract after the Effective Date of this add-on benefit, including any applicable charges for and adjustments to such withdrawals. GAWA withdrawals are considered partial withdrawals while the Contract Value is greater than zero and affect all Contract values the same as any other partial withdrawal would. The total amount received under this guarantee may be less than the GWB at election due to the application of charges and adjustments under the Contract. ICC19 7767 3

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as total partial withdrawals in the Contract Year do not exceed the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as total partial withdrawals in the Contract Year do not exceed the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply. Assessment of GMWB Charge. The GMWB Charge in effect on the Effective Date is shown on the Supplemental Contract Data Pages. The GMWB Charge will be deducted at the end of each Contract Quarter on a pro rata basis from the Investment Divisions and Fixed Account Options, when the Fixed Account Contract Value is greater than the Fixed Account Minimum Value or any Investment Division has value. If the Fixed Account Contract Value is reduced to the Fixed Account Minimum Value, as defined in Your Contract, the GMWB Charge will be deducted on a pro rata basis from the Investment Divisions. The deduction of the GMWB Charge from the Investment Divisions results in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. If no value remains in the Investment Divisions, and the Fixed Account Contract Value is equal to the Fixed Account Minimum Value on any Contract Quarterly Anniversary, the GMWB Charge will not be assessed for that Contract Quarter. The GMWB Charge will be discontinued upon the earlier of the termination of this add-on benefit or the date on which the Contract Value equals zero. Upon termination, a pro rata GMWB Charge will be assessed for the period since the last quarterly GMWB Charge. The Company reserves the right to increase the GMWB Charge percentage, subject to the Maximum Guaranteed Minimum Withdrawal Benefit Charge provision shown on the Supplemental Contract Data Pages. Guaranteed Withdrawal Balance. On the Effective Date of this add-on benefit, the GWB is determined as follows and is subject to the GWB Maximum shown on the Supplemental Contract Data Pages: 1. If the Effective Date of this add-on benefit is the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable taxes. 2. If the Effective Date of this add-on benefit is after the Issue Date of the Contract, the GWB equals the Contract Value on the Effective Date of this add-on benefit. With each Premium payment received after the Effective Date of this add-on benefit, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable taxes, subject to the GWB Maximum. ICC19 7767 4

Partial withdrawals will affect the GWB as follows: 1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GWB is equal to the greater of: a. the GWB prior to the partial withdrawal less the partial withdrawal; or b. zero. 2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD: a. the excess withdrawal is defined as the lesser of the total amount of the current partial withdrawal or the amount by which cumulative partial withdrawals in the current Contract Year exceed the greater of the GAWA or the RMD, and b. the GWB is equal to the greater of: 1. the GWB prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced by the excess withdrawal; or 2. zero. The GWB may not be withdrawn as a lump-sum and is not payable as a death benefit. Guaranteed Annual Withdrawal Amount. On the Effective Date of this add-on benefit, the GAWA% is defined according to the table on the Supplemental Contract Data Pages. The GAWA% is determined at the earlier of: 1) the date You elect to opt out of an increase to the GMWB Charge percentage, 2) the time of the first withdrawal after the Effective Date of this add-on benefit, 3) the date that the Contract Value reduces to zero, 4) the date that the GMWB add-on benefit is continued by a spousal Beneficiary who is not a Covered Life, or 5) upon election of the Joint Life Income of the GAWA Income Option. The GAWA% is based on the Designated Life's attained age at the time of determination. The GAWA is equal to the GAWA% multiplied by the GWB at the time of determination. With each Premium payment received after the GAWA has been determined, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus the lesser of: 1. the GAWA% multiplied by the Premium payment, net of any applicable taxes; or 2. the GAWA% multiplied by the increase in the GWB. Partial withdrawals will affect the GAWA as follows: 1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GAWA will be unchanged. 2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the excess withdrawal is defined as the lesser of the total amount of the current partial withdrawal or the amount by which cumulative partial withdrawals in the current Contract Year exceed the greater of the GAWA or the RMD, and the GAWA is reduced in the same proportion as the Contract Value is reduced by the excess withdrawal. ICC19 7767 5

At the end of each Contract Year after the GAWA has been determined, if the For Life Guarantee is not in effect and the GWB is less than the GAWA, the GAWA is set equal to the GWB. Guaranteed Withdrawal Balance Bonus. After the Effective Date of this add-on benefit, a Bonus will be applied to the GWB at the end of each Contract Year during the Bonus Period if no withdrawals are taken during that Contract Year. When the Bonus is applied: 1. The GWB equals the GWB prior to the application of the Bonus plus the Bonus Base multiplied by the Bonus Percentage shown on the Supplemental Contract Data Pages, subject to the GWB Maximum shown on the Supplemental Contract Data Pages. 2. If the Bonus is applied after the GAWA% has been determined, the GAWA is the greater of: a. the GAWA% multiplied by the new GWB; or b. the GAWA prior to the Bonus. The Bonus Base is determined as follows: 1. On the Effective Date of this add-on benefit, the Bonus Base is equal to the GWB. 2. With each Premium payment received after the Effective Date of this add-on benefit, the Bonus Base will be recalculated to equal the Bonus Base prior to the Premium payment plus the amount of the Premium payment, net of any applicable taxes, subject to the Bonus Base Maximum shown on the Supplemental Contract Data Pages. Partial withdrawals will affect the Bonus Base as follows: 1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the Bonus Base will be unchanged. 2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the Bonus Base is set equal to the lesser of the GWB following the partial withdrawal or the Bonus Base prior to the partial withdrawal. Adjustments to the Bonus Base due to partial withdrawals will continue even if You have elected to discontinue the GWB Bonus provision to avoid charge increases. The GWB Bonus provision is terminated on the earlier of 1) the date the Contract Value is reduced to zero, 2) the date You elect to discontinue the GWB Bonus provision to avoid charge increases, 3) the date the Bonus Period ends, or 4) the date the GMWB is terminated. GWB Adjustment. After the Effective Date of this add-on benefit, if no withdrawals are taken on or prior to the GWB Adjustment Date, the GWB Adjustment is applied to the GWB on the GWB Adjustment Date. At the time the GWB Adjustment is applied, the GWB will be set equal to the greater of the current GWB or the GWB Adjustment, subject to the GWB Maximum shown on the Supplemental Contract Data Pages. ICC19 7767 6

The GWB Adjustment is determined as follows: On the Effective Date of this add-on benefit, the GWB Adjustment is equal to the GWB Adjustment Percentage shown on the Supplemental Contract Data Pages multiplied by the GWB, subject to the GWB Adjustment Maximum shown on the Supplemental Contract Data Pages. With each Premium payment received after the Effective Date of this add-on benefit and prior to the first Contract Anniversary following the Effective Date of this add-on benefit, the GWB Adjustment will be recalculated to equal the GWB Adjustment prior to the Premium payment plus the Premium payment, net of any applicable taxes, multiplied by the GWB Adjustment Percentage, subject to the GWB Adjustment Maximum. With each Premium payment received on or after the first Contract Anniversary following the Effective Date of this add-on benefit, the GWB Adjustment will be recalculated to equal the GWB Adjustment prior to the Premium payment plus the amount of the Premium payment, net of any applicable taxes, subject to the GWB Adjustment Maximum. The GWB Adjustment provision is terminated on the earlier of 1) the GWB Adjustment Date, 2) the date a partial withdrawal is made prior to the GWB Adjustment Date, 3) the date the Contract Value is reduced to zero, 4) the date this GMWB add-on benefit is terminated, 5) the date this GMWB add-on benefit is continued by a spousal Beneficiary who is not a Covered Life, or 6) the date You elect to discontinue the GWB Adjustment provision to avoid charge increases. For Life Guarantee. The For Life Guarantee becomes effective on the For Life Guarantee Effective Date shown on the Supplemental Contract Data Pages unless: 1. the Contract has terminated; 2. the Contract Value is zero before the For Life Guarantee Effective Date; or 3. the Income Date precedes the For Life Guarantee Effective Date. If the For Life Guarantee becomes effective after the GAWA% is determined, the GAWA is reset to equal the GAWA% multiplied by the current GWB. The For Life Guarantee is terminated when this GMWB is terminated or if this GMWB is continued by a spousal Beneficiary who is not a Covered Life. Contract Value Reduces to Zero. If the Contract Value is reduced to zero as the result of a partial withdrawal which does not cause total withdrawals in the Contract Year to exceed the greater of the GAWA or the RMD, or by the deduction of charges, all rights under the Contract cease, no subsequent Premium payments will be accepted, and all other add-on benefits are terminated without value. The Bonus Period is terminated and no further Bonuses will apply. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Designated Life's attained age at the time the Contract Value falls to zero and the GAWA will be equal to the GAWA% multiplied by the GWB. If the For Life Guarantee is in effect, You will receive annual payments of the GAWA until the death of the last surviving Covered Life. Upon the death of the last surviving Covered Life, all payments will cease. No death benefit will apply. ICC19 7767 7

If the For Life Guarantee is not in effect, You will receive annual payments of the GAWA until the earlier of the depletion of the GWB, the death of the Owner, the death of any Joint Owner, or the death of the Annuitant on Qualified Custodial Account Contracts. With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted. The last payment will not exceed the remaining GWB at the time of payment. Upon the death of the Owner or the death of any Joint Owner or the depletion of the GWB, all payments will cease and Spousal Continuation is not available. No death benefit will apply. Subject to the Company's approval, You may elect to receive payments more frequently than annually. However, the total of the payments made during any Contract Year may not exceed the GAWA. Guaranteed Withdrawal Balance Step-Up. On each Contract Anniversary following the Effective Date of this add-on benefit, the GWB will automatically step up to the Contract Value if the Contract Value is greater than the GWB. At the time of step-up: 1. The GWB equals the Contract Value, subject to the GWB Maximum shown on the Supplemental Contract Data Pages. 2. The Bonus Base equals the greater of: a. the new GWB; or b. the Bonus Base prior to the step-up. If the step-up occurs after the GAWA% has been determined, the GAWA is recalculated and is equal to the greater of: 1. the GAWA% multiplied by the new GWB; or 2. the GAWA prior to the step-up." 5) The following language is added to the PARTIAL WITHDRAWAL provision of the WITHDRAWAL PROVISIONS of the Contract: "Partial withdrawals will affect the Contract Value as follows: 1. The Minimum Contract Value remaining after a partial withdrawal shown on the Contract Data Pages of the Contract will be waived. 2. The Minimum partial withdrawal amount shown on the Contract Data Pages of the Contract will be waived." 6) The following language is revised in the PARTIAL WITHDRAWAL provision of the WITHDRAWAL PROVISIONS of the Contract: "Unless You request otherwise, a partial withdrawal will be deducted from each Contract Option in proportion to its current value. The partial withdrawal will be reduced for any applicable taxes and charges, including Withdrawal Charges, and then adjusted for any applicable Market Value Adjustments. Withdrawals of the GAWA or the RMD are not subject to Withdrawal Charges, if applicable." 7) The following language is added to the DEATH BENEFIT PROVISIONS of the Contract: "Upon Your death or the death of any Joint Owner, while the Contract is still in effect with a Contract Value greater than zero, the GMWB terminates without value, unless the Contract is continued by the spouse. ICC19 7767 8

Upon continuation of the Contract by the surviving Covered Life, the GMWB will remain in effect and may not be subsequently terminated independently from the Contract to which it is attached. The GAWA will continue to be determined in accordance with the rules described under the GAWA provision and will be based on the Designated Life's attained age. The GWB Adjustment will apply in accordance with the GWB Adjustment provision and will continue to be based on the Designated Life's attained age. Step-ups will continue as permitted in accordance with the rules described under the GWB Step-Up provision. Bonuses will continue to apply in accordance with the rules described in the GWB Bonus provision. Contract Years and Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date and the Effective Date of this add-on benefit will not change. The Bonus Period will continue to be based on the original Effective Date of this add-on benefit or the most recent Bonus Base step-up, if applicable. The latest date upon which the Bonus Period can re-start will continue to be based on the Designated Life's attained age. Upon continuation of the Contract by a surviving spouse who is not a Covered Life, the spouse may elect to terminate the GMWB on the continuation date and thereafter no GMWB Charge will be assessed. If the surviving spouse elects to terminate the GMWB upon continuation of the Contract, the surviving spouse may elect a new GMWB, subject to availability, on any future Contract Anniversary. If the spouse does not make such an election on the continuation date, the GMWB will be continued by the spouse, will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. All conditions upon continuation of the GMWB (as described above) will apply except that the For Life Guarantee and GWB Adjustment provisions are null and void. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Designated Life's attained age on the continuation date, the GAWA will be equal to the GAWA% multiplied by the GWB and the GAWA% will not change on future step-ups." 8) The following language is added to the INCOME PROVISIONS of the Contract: "If the For Life Guarantee is in effect on the Latest Income Date, in addition to the Income Options available in Your Contract, You may elect the following Income Option: JOINT LIFE INCOME OF THE GAWA. You are entitled to receive payments of a fixed dollar amount during the lifetime of the last surviving Covered Life. All payments end upon the death of the last surviving Covered Life. The total annual amount payable under this Income Option will equal the GAWA in effect at the time of election of this Income Option. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the Designated Life's attained age at the time of election of this GMWB Income Option and the GAWA will be equal to the GAWA% multiplied by the GWB. This amount will be paid in the frequency that You elect, which may not be less frequently than annually. However, in the event of the death of both Covered Lives before the first monthly payment, the Company will pay the amount allocated to this Income Option to Your Beneficiary. If the For Life Guarantee is not in effect on the Latest Income Date, in addition to the Income Options available in Your Contract, You may elect the following Income Option: ICC19 7767 9

SPECIFIED PERIOD INCOME OF THE GAWA. You are entitled to receive payments of a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the Latest Income Date by dividing the GWB by the GAWA. Upon each payment, the GWB will be reduced by the payment amount. The total annual amount payable under this Income Option will equal the GAWA in effect at the time of election of this Income Option, but no payment will exceed the remaining GWB at the time of payment. This amount will be paid over the determined number of years in the frequency that You elect, which may not be less frequently than annually. If, upon Your death or the death of any Joint Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This Income Option may not be available on certain Qualified Plans." TERMINATION OF THE GMWB. The GMWB terminates, a pro rata GMWB Charge will be deducted from Your Contract Value for the period since the last quarterly GMWB Charge, and all benefits under this and any other add-on benefits end on the earlier of: 1. the date You elect to receive income payments under the Contract; 2. the Latest Income Date; 3. the date You take a total withdrawal; 4. the date upon which the Contract terminates because the Owner, any Joint Owner, or the Annuitant on Qualified Custodial Account Contracts, dies, unless continued by the spouse; 5. the continuation date if the surviving spouse elects to terminate the GMWB and the spouse is permitted under the terms of this add-on benefit to make such an election; or 6. the date upon which all obligations for payment under this add-on benefit have been satisfied after the Contract has been terminated. Signed for the Jackson National Life Insurance Company President ICC19 7767 10

SUPPLEMENTAL CONTRACT DATA PAGES Please refer to the attached Add-On Benefit for further explanation of values shown on these Supplemental Contract Data Pages. Contract Number: 1234567890 Add-on Benefit: Joint For Life Guaranteed Minimum Withdrawal Benefit with Bonus and Annual Step-Up Covered Life/Designated Life: John Doe Covered Life/Designated 35 Life’s Attained Age on the Effective Date: Covered Life Jenny Doe Contingent Annuitant: Jane Doe Contingent Annuitant’s 35 Attained Age on the Effective Date: Effective Date: July 1, 2019 Bonus Percentage: 5% of the Bonus Base Bonus Base Maximum: $10,000,000 Guaranteed Withdrawal 200% of the GWB Balance (GWB) Adjustment Percentage: GWB Adjustment Date: The later of: 1. the Contract Anniversary on or immediately following the Designated Life's 70th birthday; or 2. the 12th Contract Anniversary following the Effective Date of this add-on benefit. GWB Adjustment Maximum: $10,000,000 GWB Maximum: $10,000,000 ICC19 7767-S

For Life Guarantee Effective The later of: Date: 1. the Contract Anniversary on or immediately following the Designated Life's attained age 59 1/2; or 2. the Effective Date of this add-on benefit. Guaranteed Annual Withdrawal Amount Percentage (GAWA%): Attained Age GAWA% 35-64 3.00% 65-74 4.00% 75-80 4.50% 81+ 5.00% Guaranteed Minimum Withdrawal Benefit (GMWB) Charge. The GMWB Charge percentage equals 0.2125% of the GWB on a quarterly basis and is deducted (i) at the end of each Contract Quarter following the Effective Date of this add-on benefit; and (ii) upon termination of the GMWB. This charge may increase, subject to the Maximum Guaranteed Minimum Withdrawal Benefit Charge. Maximum Guaranteed Minimum Withdrawal Benefit Charge. On each 5th Contract Anniversary following the Effective Date of this add-on benefit, the Company reserves the right to increase the GMWB Charge percentage by up to 0.0375% on a quarterly basis. The Maximum GMWB Charge percentage is 0.4250% on a quarterly basis. If the GMWB Charge percentage is increased, Written Notice will be provided to You 45 days prior to the Contract Anniversary on which the GMWB Charge percentage is scheduled to increase. You may elect to opt out of the current and any future GMWB Charge percentage increases by forfeiting the Bonus provision, automatic step-ups, the GWB Adjustment and any other increases to the GWB and GAWA. Upon such election, no future Premium payments will be allowed and the GAWA% will be determined with no future recalculation. Such election is final and must be received in Good Order prior to the Contract Anniversary on which the GMWB Charge percentage is scheduled to increase. Bonus Period. The Bonus Period begins on the Effective Date of this add-on benefit and will re-start at the time the Bonus Base is increased due to a step-up if the step-up occurs on or before the Contract Anniversary immediately following the Designated Life's 80th birthday. The Bonus Period ends on the earlier of: 1. the Contract Anniversary on which You elect to opt out of the current and any future GMWB Charge increases; 2. the 10th Contract Anniversary following the later of the Effective Date of this add-on benefit or the most recent Bonus Base step-up; or 3. the date on which the Contract Value falls to zero as the result of a partial withdrawal or deduction of charges. Signed for the Jackson National Life Insurance Company President ICC19 7767-S 2